Exhibit 99.1
Final Transcript
Conference Call Transcript
CHS — Q4 2010 Chico’s FAS, Inc. Earnings Conference Call
Event Date/Time: Feb 23, 2011 / 01:30PM GMT

CORPORATE PARTICIPANTS
Robert Atkinson
Chico’s FAS, Inc. — VP of IR
Dave Dyer
Chico’s FAS, Inc. — President, CEO
Kent Kleeberger
Chico’s FAS, Inc. — EVP, CFO, COO, CAO
CONFERENCE CALL PARTICIPANTS
Janet Kloppenburg
JJK Research — Analyst
Margaret Whitfield
Sterne, Agee — Analyst
Liz Dunn
FBR Capital Markets — Analyst
Stacy Pak
Barclays Capital — Analyst
Adrienne Tennant
Janney Capital Markets — Analyst
Edward Yruma
KeyBanc Capital Markets — Analyst
Betty Chen
Webush Securities — Analyst
Dana Telsey
Telsey Advisory Group — Analyst
Sam Panella
Raymond James — Analyst
Kimberly Greenberger
Morgan Stanley — Analyst
Lorraine Hutchinson
BofA Merrill Lynch — Analyst
Paul Lejuez
Normura Group — Analyst
Jennifer Black
Jennifer Black & Associates — Analyst
Alex Fuhrman
Piper Jaffray — Analyst
Roxanne Meyer
UBS Securities — Analyst
Liz Pierce
Roth Capital Partners — Analyst
Michelle Tan
Goldman Sachs — Analyst
Richard Jaffe
Stifel Nicolaus — Analyst
PRESENTATION

Operator
Greetings and welcome to the Chico’s FAS fourth-quarter results conference call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.
It is now my pleasure to introduce your host, Mr. Robert Atkinson, Vice President of Investor Relations for Chico’s FAS. Thank you, Mr. Atkinson. You may begin.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thanks, Jackie, and good morning, everyone. Welcome to the Chico’s fourth-quarter earnings conference call and webcast. Dave Dyer and Kent Kleeberger join me here at our National Store Support Center in Fort Myers.
Before Dave begins his executive overview, I must remind you of our Safe Harbor statement. Certain statements made this morning, including, without limitation, statements addressing the beliefs, plans, objectives, estimates or expectations of the Company or future results or events constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements involve known or unknown risks, including, but not limited to, general economic and business conditions and the conditions within the specialty retail industry. There can be no assurance that future results, performance or achievements expressed or implied by such forward-looking statements will occur.
Users of forward-looking statements are encouraged to review our latest annual report on Form 10-K, our filings on Form 10-Q, Management’s Discussion and Analysis in the Company’s latest annual report to shareholders, our filings on Form 8-K and other federal securities laws filings for a description of other important factors that may affect the Company’s results of operations and financial condition. The Company does not undertake to publicly update or revise its forward-looking statements, even if experience or future changes make it clear that projected results expressed or implied by such statements will not be realized.
Please note that we will file an 8-K with the SEC that will include a transcript of today’s conference call and webcast. With that, I will turn it over to Dave Dyer.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Thanks, Bob, and good morning and thank you for joining our analyst call for the fiscal 2010 fourth quarter and for our year-end.
We are pleased to report both sales and earnings increases for the quarter, in spite of a winter weather pattern that I have not seen the likes of in my retail career. Usually, you get one or two things happening during a quarter, but this year, snowstorm on top of snowstorm, torrential rains, ice storms, mudslides, occurring coast-to-coast, usually just in time for the busy weekends, which in turn caused several hundred stores not to be able to open. I mean, what next — locusts?
We estimate weather cost us $10 million to $12 million in sales, which would have improved our comps by a couple of points and our EPS by a couple of cents.
That said, I was pleased how our brands reacted to the business to make sure we entered spring in a good, clean inventory position. I believe we began the holiday season with great fashion assortments that resonated with our customer. Unfortunately, we had to be more promotional to move the inventory built up weather-related problems.
We are satisfied with both quantity and quality of inventory at year-end. Excluding the incremental in transit, our inventory is up only 2.7% per square foot, including new stores. Obviously, these extra promotions and markdowns affected our margin.
Just a word on comp sales. You may have read in our release that in our future we tend to report comp store sales inclusive of direct-to-consumer. Basically, we are channel-agnostic. We want to be there when she is there.

It has becoming increasingly apparent that store sales and direct sales are intertwined, that the customer does not differentiate between the two channels, and that it has become increasingly difficult to properly attribute sales and marketing expense to the appropriate channel. For example, the monthly mailing is designed to traffic our stores, but also drives e-commerce. Paid Internet search actually drives more store sales than DTC sales. Internet marketing drives both store and e-comm sales. Returns from the DTC to the store decreases store comp. Locate by the stores from DTC increases store comp, et cetera, et cetera.
We managed a pooled inventory for both channels, and our merchants look at DTC as their largest store. However, no matter how you look at the comps on a two-year basis, Chico’s FAS is among the best in the industry.
I would like to say a few words about our $1.00 a share goal for fiscal 2011, which was — you remember, was set in early 2009 as a three-year goal. At the time we set that goal, the Company had just lost $40 million. This goal was a call to our organization to return to its historical performance. We benchmarked ourselves against the KPIs and metrics from 2006 and set out to restore our tradition of high performance.
The goal for 2011 remains $1.00 per share, which is now, as it was in 2009, a stretch goal. Last November, we presented our strategic three-year plan to the Board of Directors. During 2010, the strategic plan was developed from the bottom up by each brand and each function. The plan was then thoroughly vetted by our Executive Committee and our Board of Directors. We believe there is substantial growth opportunity in each of our three brands. We have planned growth and profit goals that are a stretch to achieve, but not unattainable.
So, here we go again. The Chico’s FAS Inc. EPS goal, or as I have called it before, the BHAG, the big hairy audacious goal, for 2013 is $1.50 a share. Again, this is not a projection or guidance; it is the stretch goal that we have internally set to challenge our Company to strive for high performance.
Fortunately, we are off to a good start. Through yesterday, three weeks into this quarter, nine weeks to go, our executive (inaudible) reports had the Company at a 17% increase in total sales and a 13% comp increase, including direct-to-consumer. Again, this is a snapshot in time, not guidance or forecast, but certainly improved momentum from the fourth quarter.
Lastly, I would like to announce a few executive changes. Jeff Jones, having completed his two-year commitment to the Company, is retiring again and returning to his young family in St. Petersburg. Luckily, I have convinced Jeff to consult with us for three days or so a month, focusing on data analytics and systems. I would like to thank Jeff for his drive, tenacity, enthusiasm and passion for our business. He has been a teacher and mentor to many in the organization, but most of all he will be remembered as the guy that just got it done.
Our systems, operational disciplines and process improvement have moved from the Stone Age to state-of-the-art in two short years. He has definitely his left his mark on Chico’s FAS.
I am also pleased to announce that Kent Kleeberger, our CFO, has been appointed to the Chief Operating Officer position. We are conducting a search, both internal and external, for a new Chief Financial Officer. Kent will continue to have his responsibility as Chief Financial Officer and Chief Accounting Officer until such time as his replacement is named.
I look forward to seeing many of you here in Fort Myers on March 1 — I think that is next Tuesday — for our annual analyst event. And with that, I am going to turn the call over to Kent.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Thanks, Dave. Good morning, everyone. While our comp store sales for the fourth quarter were within the range of expectation given on the third-quarter conference call, the degree of decrease in the margin rate was below our plan. Today’s release mentions that a portion of the margin decline was due to a higher markdown rate compared to last year at White House|Black Market. However, it is worth mentioning that while delivering a plus 21.2% comp increase in the fourth quarter of 2009, White House had its highest fourth-quarter merchandise margin rate and the highest average unit retail in their seven-year history as part of this Corporation. So they were up against some very tough comparisons.
Nonetheless, the commitment to end the season with cleaner inventory necessitated their increase in markdowns. Also, a higher promotional cadence and mix of clearance goods in the direct-to-consumer or DTC channel also put pressure on gross margin, but we will take the kind of sales increase this channel delivered any time.

For the latest quarter, total net sales increased 9% from a year ago to a record for the fourth quarter of $475 million. Comparable store sales, including direct-to-consumer, increased 4.5%. Comp sales excluding DTC increased 1.1%. Our direct-to-consumer sales within their own channel increased 47.2% for the quarter and attained approximately 10% of total net sales.
By brand, Chico’s and Soma Intimates’ combined comparable sales, including DTC, increased 4.4%, and White House|Black Market posted a 4.7% increase in comp sales for the quarter. Excluding the contribution from DTC, the same-store sales increases for Chico’s/Soma and White House were 1.2% and 0.9%, respectively.
Gross margin expressed as a rate of net sales decreased 140 basis points to 53.2%. As previously mentioned, the decrease is primarily attributable to greater-than-planned markdowns at White House|Black Market and lower merchandise margins in DTC, which were partially offset by improved margins at our outlet stores, given the increased penetration of made-for-outlet apparel and accessories.
Selling, general and administrative expenses expressed as a percentage of sales decreased 180 basis points from a year ago. However, on a dollar basis, SG&A increased $10.2 million. The increase in dollars went for higher store and direct operating costs associated with the 71 net new stores opened since fourth quarter 2009, accompanied by the previously announced planned increase in marketing expenses of approximately $4.4 million, followed by $2.6 million in bonus accruals versus none for last year’s fourth quarter, as maximum bonus payout performance was achieved by the end of the third quarter last year.
The effective tax rate for fourth quarter 2010 was 33% and was below last year’s fourth-quarter rate of 33.7%. The lower rate was attributable to favorable state tax settlements, accompanied by a benefit from the charitable donation of non-merchantable inventory.
Reviewing our balance sheet, cash plus marketable securities as of January 29 totaled $548.7 million, representing an approximate $125 million increase in those current assets from a year ago. And again, we remain debt-free.
Total inventories at end of fourth quarter increased $21.3 million, while net store square footage grew by almost 7% during the quarter. Excluding the incremental $8.5 million of inventory attributable to in-transit merchandise as we shifted deliveries of goods to less expensive ocean freight versus air transport compared to last year, inventory per selling square foot increased just 2.7%.
Capital expenditures for 2010, including investments in new relocated, remodeled and expanded stores, totaled $73 million compared to $67.9 million expended in 2009. While we opened many more stores in 2010 compared to the prior year, the 2009 CapEx number included approximately $10.4 million for the opportunistic purchase of a 300,000-square-foot distribution center and additional acreage near our existing distribution center in Winder, Georgia.
The end-of-year combined store and outlet square footage amounted to approximately 2.785 million square feet for total Company, representing a net 6.4% increase over year-end 2009. During the quarter, the Chico’s brand opened three outlets and closed one boutique. White House|Black Market opened one boutique, closed three and opened one outlet. And Soma Intimates opened six boutiques.
Chico’s FAS ended the year with a total of 1151 stores compared to 1080 stores at the end of 2009.
Before commenting on our outlook for 2011, I want to address our efforts on sourcing, as it will play a key role in how 2011 will play out. Over the past number of years, all of our brands have experienced a growing trend where more of their apparel and accessories are manufactured overseas. In order to leverage the purchasing power and talent of all of our brands, in late 2009, we began consolidating our sourcing activities, previously residing with each brand, into one central group to support all three brands.
We believe that our sourcing group working in concert with our key supply chain partners will deliver higher quality, improved piece goods and finished merchandise costs, while providing the opportunity to lessen freight costs and perform more of the quality assurance function at the point of manufacture.
Also in 2009, we entered into a nonexclusive relationship with a world-class sourcing service company. Acting as an agent for all three brands, this third party provides us with a number of different merchandise sourcing services. Aside from identifying key suppliers of apparel and accessories, they are also involved with product development, quality assurance, negotiation of price and product flow tracking within the supply chain.
More recently, in order to lower sourcing costs in various parts of the world and address certain other long-term uncertainties, such as cotton prices, we began regularly evaluating where best to have our goods manufactured. As part of those initiatives, we continue to pursue new supplier relationships throughout the world. In 2009, the People’s Republic of China accounted for 66% of our merchandise sourcing. In 2010, that number is going to approximate about 60%. Our goal is to get that percentage down to below 40% in the next 18 to 24 months.
Today, you can look at labels in our clothing and see Made in Vietnam, Indonesia, India or Sri Lanka, and even the United States. Recently, we have made longer-term commitments with mills on fabric to take advantage of price breaks and assure supply chain integrity. For the first time, we have bought yarn after Chinese New Year to support our all-important sweater business. And we have committed to much of the needs through the early fall season. And in some cases, within each of our brands, we have had to raise price in certain category.
Now, looking at fiscal year 2011, while not providing specific EPS guidance, we are operating under the following assumptions. We are targeting a positive low- to mid-single-digit comparable store sales increase for FAS Inc., which will include DTC sales. This, coupled with the addition of 100 to 110 net new stores, should result in a net sales percentage increase in the very low teens for 2011.
We are planning the gross margin rate of sales to be up slightly, and will reflect the impact of potential cost increases in product in fall 2011. This point of view should be considered preliminary, as we are currently committing to September deliveries of apparel.
Our SG&A rate of sales should reflect about 150 basis points of leverage, resulting from a positive comp and continued strong expense control. However, store and direct operating dollars will show the impact of the expected 100 to 110 increase in net new stores, plus marketing expenses planned up about $8 million compared to 2010.
As to the income tax rate, we are assuming 38% for the first quarter, as well as for the balance of 2011. With that, I will turn it back over to Bob to introduce the Q&A session.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thanks, Kent. Before Jackie gives us the procedure for queuing for questions, I would ask that each questioner limit themselves to one question and to one follow-up. In this way, we will be better able to accommodate as many questioners as time permits. You are welcome to get back in the queue to ask a question in the same manner you did originally.
Jackie, how may security analysts indicate a question?
QUESTION AND ANSWER

Operator
(Operator Instructions) Janet Kloppenburg, JJK Research.

Janet Kloppenburg - JJK Research — Analyst
Good morning, everybody. And Kent, congratulations on your promotion.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Thanks, Janet.

Janet Kloppenburg - JJK Research — Analyst
I wondered, Dave, if you could spend a minute talking about the outlook for Soma, if the loss level came in lower in 2010 versus 2009, and what the projection in your reach numbers are for Soma’s profitability or loss levels in fiscal 2011 and fiscal 2012. Thanks so much.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, in fiscal 2011, it will make a four-wall profit contribution. It will be positive four-wall profit. I think to totally cover the overhead of the Company, we probably will see that in 2012.
Soma is doing very, very well right now. We don’t report them separately, but I can say that their total sales are running higher than the amount of stores that we are increasing, which is good. So we are running at a higher rate than the amount of store increase. And our comp store sales lead the Company.
So we think we are making good progress. You know, the interesting thing about Soma is the hard part of the business, we have done pretty well in. When it comes to the foundations part, that is always the part that is the hardest to get going. That is where we have the most traction.
We have some phenomenal results in foundations, bras and panties. And where we have had a little more problem trying to get it going and where we have been feeling our way is in apparel. But I think we are closing in on that also. The addition of beauty was important. The dresses and the knit dressing that we are offering has great traction to it.
So I think that we are really finding our way and our voice, and I think we understand the store model a lot better now, and we understand where and how to open profitable stores. So it looks to me like that is coming together and gelling and I am positive on Soma.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Jacqueline.

Operator
Margaret Whitfield, Sterne, Agee.

Margaret Whitfield - Sterne, Agee — Analyst
Good morning, and congratulations, Kent, again. A question on White House. I wonder — you mentioned weather impacted the outset, Dave. I wondered if you could comment on how White House performed through Christmas and then what happened to the business in January, and any details on merchandise issues. I saw a lot of beautiful dresses in the store over holiday. Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We did not have as good a dress season as we would like. But I think that White House|Black Market, we may have had a delivery back in early December that was softer than we thought. And then we had the one at the end of December, which was unbelievably strong.
That brand is a fashion brand. I think that we will from time to time have a delivery that is not as strong as others. But overall, when you take a look at their growth and their growth trajectory and back to running very, very strong comps now and running very strong total sales, I think you will get a temporary hiccup from now and then, but the brand is a huge growth vehicle for us.
And as a matter of fact, you will start to see us upping the store rollout with White House|Black Market. We have really found a lot of areas that not only can we open stores, but they will be great profit contributors as we go forward.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Jackie, next question please.

Operator

Liz Dunn, FBR.

Liz Dunn - FBR Capital Markets — Analyst
Hi, good morning. I was wondering if you could touch on the productivity of outlets and how the outlet strategy will impact gross margins for 2011. I know you said it would be positive, but if you could just add that in there.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
I think that the big driver in outlets currently is the Chico’s brand. They have continued to experience increased penetration in the made-for-outlet product and have begun expanding into additional categories. A couple of years ago, they didn’t have a major statement in accessories, as an example.
It’s interesting that White House has an outlet business, but they are just dabbling their foot in the water, principally because it becomes a function of bandwidth. But I look for that business to begin setting up to follow a similar pattern as Chico’s to significantly increase made-for-outlet penetration, probably in the latter half of 2011.
And then our Soma business, what they are doing, which I think is somewhat novel, that they are actually mixing in some full-priced product in with their clearance goods. So I look for that particular channel, from both a growth perspective as well as an increased MFO penetration, in both White House and Soma to boost margins in the next few years.

Liz Dunn - FBR Capital Markets — Analyst
And the productivity?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
(multiple speakers) Their productivity relative to the brands are a tad higher.

Liz Dunn - FBR Capital Markets — Analyst
Okay, great. Thank you.

Operator
[Stacy Pak], Barclays Capital.

Stacy Pak - Barclays Capital — Analyst
Hi, thanks. I guess my question is on the direct business. You talked about clearance on direct being a drag in the margin. And I am wondering when does the direct-to-consumer business begin to leverage the cost of the distribution center. Is there a sales number that you can talk about?
And does the clearance issue on direct-to-consumer stay that way because of what you are doing in outlet, or is there a shift at some point when the growth in DTC should be additive to the overall operating margin in the Company, and when does that happen?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, let me just address the clearance part. The reason why we are doing clearance on direct — e-commerce — through e-commerce is because we liquidate at a higher margin than we can do in the stores. So when you look at it from a Company point of view — and again, that is why this thing is becoming so intertwined. When you look at it from a Company point of view, it is more profitable to liquidate through DTC than it is in the stores. Now, when you look at the distribution center, Kent, do you want to talk a little bit about that?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Yes, I think DTC has always levered the distribution center cost, just because the cost to fulfill, in my opinion, is much lower than it would be from a store’s perspective.
But the other thing I want to finish the thought on the gross margin piece is that when we say it is a drag, well, that was really a comparison, DTC margin this year versus DTC margin last year. What you really don’t see is some of that clearance, which, oh, by the way, is being cleared at a higher average unit retail than would normally have been done in the outlet space.
So really, the outlet performance has sort of a double win, if you will. It has greater made-for-outlet penetration and it’s operating with less clearance than it did the year before.

Stacy Pak - Barclays Capital — Analyst
Okay. And then, Kent, can you just clarify what you said about Soma? Because I thought you said Soma is leading the comps. And then I also thought you gave a comp number that was lower than Chico’s. So what did you say there about Soma?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
We didn’t give a Soma comp number — this is Dave — but Soma comp for fourth quarter and for first quarter to date is the highest of the three brands. And the sales — total sales is higher than anybody and running ahead of our store increase percent.

Stacy Pak - Barclays Capital — Analyst
Okay. Thank you.

Operator
Adrienne Tennant, Janney Capital Markets.

Adrienne Tennant - Janney Capital Markets — Analyst
Good morning, and Kent, let me add my congratulations.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Thanks.

Adrienne Tennant - Janney Capital Markets — Analyst
And also congratulations to the team on kind of turning things around in fairly short order.
My question is on the real estate, the store openings, the 100 to 110. Can you give us any color by concept quarter and then the number of closures expected? And then my follow-up is on gross margin, how should we think about that across the year? It looks like you have tougher compares in the first half of the year, but then it looks like there is quite a bit of opportunity for markdowns in the back half of the year. So any color on that would be great. Thanks.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
In answer to your question on stores, I would say globally, it is our intent that the majority of the openings will occur in the first half of the year. And it was probably pretty evenly distributed between first and second quarter.
If we are on top of our game, there will be very few, if any, openings in the fourth quarter. And as far as potential closures, by our estimates today, it is probably somewhere in the vicinity of 15 to 20, which is a little bit different from where we were a year ago because we’ve had some remarkable turnarounds as well as some operational challenges for some underperforming stores. And so we have gained quite a bit of ground there as well.

Adrienne Tennant - Janney Capital Markets — Analyst
And then by concept, Kent.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
By concept, meaning openings by brand?

Adrienne Tennant - Janney Capital Markets — Analyst
Yes, openings by Chico’s, White House, Soma.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Yes, we are going to step it up a little bit for Chico’s. I think last year, when you combine front-line and outlets, I think we opened 21 stores. We will probably be in excess of 30 for Chico’s.
White House, we opened 17 last year. We will probably — looking to double that number. And then Soma, we opened 41 stores and we are going to increase that number. We are still adjusting our sights on how many we are going to do for Soma.

Adrienne Tennant - Janney Capital Markets — Analyst
Okay, great. And then on the gross margin, please.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
The gross margin piece — get to that really quickly. I think that where most of the improvement in gross margin is going to come from isn’t as much IMU, particularly in the second half. It’s going to be more about improvement in markdown rate.
But I would say as it relates to the spring season, we are looking for a slight improvement in spring. And it looks like we are going to try to make some significant improvement in the fourth quarter next year. Just because of the level of markdowns that we incurred and hopefully we won’t experience the same severe weather patterns that were incurred this year, this past year.

Adrienne Tennant - Janney Capital Markets — Analyst
Thank you.

Operator

Edward Yruma, KeyBanc Capital Markets.

Edward Yruma - KeyBanc Capital Markets — Analyst
Thanks very much for taking my question and congratulations on a very good year.
Could you please address your merchandise quality? I know that you had some problems earlier in 2010, and I noted that in your commentary, you indicated that you had some non-sellable merchandise that resulted in a tax benefit. How comfortable are you with your current vendors and your supply chain?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, first of all, I am not specifically certain in terms of what particular quality issues you referred to earlier in the year. I mean, we did have some issues in terms of delivery slides, particularly in the White House business on dresses.
But our current vendor base, I think, is pretty solid, outside of the fact that we are having to migrate production to some new countries. Honestly, I would rather have us in a position where we are starting out with test orders first, but because of our desire to migrate out of China as quickly as we can, we are not always afforded that, which will probably necessitate us having some feet on the ground over there in the 2011 timeframe.

Edward Yruma - KeyBanc Capital Markets — Analyst
Great. Thank you.

Operator
Betty Chen, Wedbush Securities.

Betty Chen - Webush Securities — Analyst
Thank you and congratulations on a great quarter. I was wondering if you can clarify, David — I think you mentioned earlier that comps were running 13% month to date. I know it’s a very early snapshot. But does that already reflect some of the price increases that you were planning to make? If not, when should we expect some of this price increases?
And then secondarily, Kent, can you also talk about the sources of the SG&A leverage that you are expecting for 2011? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, the three weeks comp into the first quarter, again, nine weeks to go, but we have President’s Day — even though it was shifted, we have basically Presidents’ Day to Presidents’ Day, so the month is very comparable through the first three weeks. And yes, those categories where we have done price increases — or actually, we have done them more or less on some items. There have been some places in denim styles that we have increased price. There have been some places in intimate apparel, with some of the foundations, that we have been able to get a little more price leverage.
We are looking at it item by item and sales by sales, and sometimes we have — the way some things have sold so far in the first quarter, I wish we would have had a little bit more of a price increase on them. But it is. It is comparable of everything. We don’t have all the price increases or all the product bought for the rest of the year. So a lot of certainly the second half is still to be determined and come.
And once we understand the true extent of the cost pressure based on the mix of our business and based on a specific item, then we will react to that. But it is certainly inclusive of anything that has happened to date.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO

And then your second part of your question was what were the sources of leverage in SG&A? Obviously, when you have an increase in comparable store sales, you are going to be able to have the ability to leverage your expenses. And so the way I would answer your question is more about where do we think that as a rate of sales we are going to see the most significant declines in the expense rate.
And I would refer to the two biggest parts of our SG&A expense, which would be store payroll and occupancy. We have had some significant improvement in store payroll as a rate of sale in fiscal year 2010. I think each of the brands have been really focused on really trying to drive home efficiencies as well as cost per hour.
The other piece on occupancy, we experienced some significant occupancy leverage this past 12 months, and I expect that to continue into 2011 and 2012.
And then lastly, our increase in our marketing expenses, which I alluded to in my script, of about $8 million, well, that is less of an increase in expense versus the prior year than we have been trending. So we look for marketing expense as a percent of sales to improve as well. And those are probably three of the biggest areas.

Betty Chen - Webush Securities — Analyst
Thank you and best of luck.

Operator
Dana Telsey, Telsey Advisor Group.

Dana Telsey - Telsey Advisory Group — Analyst
Hi, good morning, everyone. Can you please talk a little bit about the Chico’s product and the evolution? Wear Now product, I think, was something you were working on last quarter. What are you seeing in terms of progress there, whether it’s Wear Now, whether it’s jackets, travelers?
And then also you mentioned marketing spend, Kent. How do you think about the return on marketing spend on the investment you are making? And just also on online, the opportunity for operating margin improvement? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I will try to remember all the questions. There was a lot embedded in there. First, in transitioning from fall to spring, I think we have done that very well with all the brands. Traditionally, we have not had a problem transitioning from fourth quarter to first quarter, because the first quarter generally is one of our most productive and larger quarters of the year. So we have started this quarter very, very strong.
Where we had issues was last year when we transitioned to fall too early in the second quarter and into the third quarter, and I think that we are certainly on top of that this year and we will have a lot more Wear Now into — certainly into August. So I think that issue is behind us. And I am trying to remember the other questions after that.

Dana Telsey - Telsey Advisory Group — Analyst
Return on marketing spend.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Return on marketing spend. Well, that is interesting. It really is a new world, and a lot of the traditional things that we have looked at. Certainly our CRM Group and Jeff Jones and that group have done a lot of very good work. We are able to mail now more efficiently.

We have actually increased our business on less circulation. We are taking that circulation dollars and putting it into other things, into new media, whether it is paid search. Paid search has been very productive for us. Whether it is social media, which we have now a whole team working on. We feel very good about that. And we are looking at adding television stronger to both Soma and perhaps even a test with television in White House as we come forward.
So that is kind of how we are readjusting our marketing. It is a way from so much of the print that we have done in the past, and really looking at new ways to market and to drive customers into our stores. And I think that the results will really tell the story.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Go ahead, Jackie.

Operator
Sam Panella, Raymond James.

Sam Panella - Raymond James — Analyst
Good morning. Obviously, e-comm growth very strong. Can you give us any detail on the performance by brand? And also, do you still think you can get to that level of 10% of total sales at DTC in 2011? Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, we hit 10% level in the fourth quarter of last year — of DTC. So we think that was pretty good. Of course, it may have been a little bit indicative of — if our stores were closed and you couldn’t get to the stores, then maybe they got a little extra lift from that. But I was pleased to see us at that level.
I think that the 10% is an elusive target, because when we set the 10% goal, the Company wasn’t growing quite as well as it is now, and it keeps growing a little faster. Our goal is 10% of front-line sales. I think that is not only achievable, but I’d like to see us move towards 15% to 20%. So I think our DTC group is aware of that challenge and is gearing up to go after it.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Sam. Next question, please, Jackie.

Operator
Kimberly Greenberger, Morgan Stanley.

Kimberly Greenberger - Morgan Stanley — Analyst
Great, thank you. Good morning. I am wondering if you can talk about the drivers that could potentially help you get to that $1.00 EPS stretch goal that you have got here in 2011. And as you look out to 2013, you talked about $1.50 as your stretch goal. Obviously, that is not guidance. But what would need to happen over the next three years to help you get to that $1.50 level? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Over the next three years, all we have to do is to execute our stretch sales plan, and we will get to the $1.50. And I think we have laid it out, we understand what we need to do. Our strategic plan lays out the path to perform at those levels. As you remember, we said also early back in 2009 that we believe that we could get back to an operating income certainly in the mid-teens, somewhere anyways. I think Kent had said somewhere in the 15% to 17%.
So that certainly is our goal. And once we achieve our historical earnings in dollars, I would like to go for the percent. Again, we’ve said structurally, even though we were in the 20%s earlier, because of the way the stock compensation is treated and a few other things, we won’t get back to the 20%s. But we think certainly the mid-teens is a good goal for us.
I have always firmly believed one of the things that we do internally is we set stretch goals. Because if you don’t set stretch goals and if you don’t strive to achieve them, believe me, you never will. And if you don’t lay out a path and if you don’t know how you are going to deliver it, you will never figure it out. So I think we have laid out the path. I think that we have laid out the way that we are going to run our businesses and what we need to do to deliver a goal such as that by 2013.
Coming back to 2011, obviously, I said from my comments that we should have had a few more points in comp and probably a couple of cents in the second quarter and a couple of cents in the fourth quarter. I would much rather be in the high 60s now than the mid 60s cents in terms of EPS. But if you look at last year’s performance, it was up 64% over the previous year.
So all we have to do is increase 60% again this year and we are at $1.00 a share. Is it going to be hard work and is it a stretch? You bet. But is it possible? As a matter of fact, our bonus is certainly tied to that number.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Jackie.

Operator
Lorraine Hutchinson, Bank of America Merrill Lynch.

Lorraine Hutchinson - BofA Merrill Lynch — Analyst
Thank you, good morning. You ended the year with quite a sizable cash balance, I think $549 million. And you didn’t really buy back any stock in the fourth quarter. I guess I was just hoping that you could discuss a little bit your priorities for that cash and what would make you more interested in buying back the stock here? Thank you.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Sure, great question. I will be totally honest. I think in hindsight, we probably wish we had repurchased some more shares in the fourth quarter.
The follow-up question would be, well, what are you going to do going forward. If I knew how to predict the stock price, I could tell you. But suffice to say, we will keep our eyes on it.
We have continued to maintain that if there was something out there opportunistically, we would take advantage of it. But to go back to Dave’s earlier point about our strategic plan, we do not need an acquisition to achieve our long-term profit targets.
The only other thing I can tell you is we are constantly reminded of what that cash number is, especially at the low rate of returns, and we are very much concerned about driving shareholder return and shareholder wealth. We increased our dividend, as we announced in the press release this morning, and that is one other vehicle that we can certainly look at to reward our longer-term shareholders.

Lorraine Hutchinson - BofA Merrill Lynch — Analyst
Thank you.

Operator
Paul Lejuez, Nomura Group.

Paul Lejuez - Normura Group — Analyst
Hey, guys. Paul Lejuez. You mentioned sales strength month-to-date in February. Just wondering how gross margins have looked. Are sales being driven by full price selling?
And then just second, wondering to what extent your full-year guidance was influenced by the February sales strength. Was that guidance established before or after you saw February results? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
First is, it was not guidance. It is a goal. It is not guidance, I want to make that clear. But it is a goal that is based upon strategic plans that were done in the year 2010, long before we saw February results.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Next question please, Jackie.

Operator
Jennifer Black, Jennifer Black & Associates.

Jennifer Black - Jennifer Black & Associates — Analyst
Let me add my congratulations to a great year, and to you, Kent.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Thanks.

Jennifer Black - Jennifer Black & Associates — Analyst
I wondered, at Soma, can you talk about Sport Solutions? Is that a category you are going to abandon or focus on?
And then also, on dresses, it looks like you are being more aggressive with your spring deliveries and they look good. And then lastly, at Soma, I wondered how you are keeping your consistency in fashion styles in size runs. It seems like in core sizes, you are selling out pretty quick. Thank you.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Okay, first, when you talked about Sport Solutions. As I said, we have kind of struggled to find a voice a little bit in apparel. We know that for frequency of shopping that we need to have a good sleepwear and apparel business to help drive the overall top-line sales of the Soma. The frequency for bras and panties alone is not like it is for apparel. As a matter of fact, it’s a couple of times a year that women would shop for those categories. When you add in apparel, you find that it goes up then to probably four or five times a year that they are shopping.

So we need for those parts to be successful to keep traffic in our stores. Sport Solutions, we tried loungewear Sport Solutions. We’ve tried tops. We have done dresses. Of course, we will continue to do sleepwear. Sport Solutions, we thought we had fantastic product. And it sold very, very well in a few stores and not so well in other stores.
Dresses have sold well — the knit dressing, I should say, has sold well in all stores. So I think you will see us being a lot more enthusiastic and supportive of that classification than some others. But we are going to continue to test, so there is going to be a lot of things that will go on as we get through the next year or so.

Jennifer Black - Jennifer Black & Associates — Analyst
Okay. And are you keeping — and can you talk about the consistency of your fashion bras, how you are keeping the stock?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, one of the things that we are doing is we are buying a lot more of them. Honestly, some of the selling rates have surprised us, especially when we put the television behind them. It has just surpassed our expectation.
And foundations is a little more difficult than most. The lead times in foundations can be six months. So you want to do a reorder — everything is fine, but give us six months. Now since then, we have worked with some of our key suppliers, who have been very, very good partners with us. We have backed up the trim elements. There could be 40 pieces to a bra, with elastic and lace and all the other things, and the cups and the forms. And so we have backed up a lot of the components, and we have been able to react faster than we ever have before.
But that said, we are also buying a heck of a lot more in quantity on those things that we have gotten traction on. I think you will see a better flow of our key items over the next year than you have in the past.

Jennifer Black - Jennifer Black & Associates — Analyst
Great, thanks a lot.

Operator
Alex Fuhrman, Piper Jaffray.

Alex Fuhrman - Piper Jaffray — Analyst
Hey, thanks, guys. Wanted to touch base a little bit on this pooled inventory. I know you mentioned that you have been consolidating your DTC and your store inventory. Is that just in terms of internal accounting or is there actually a process change here in terms of the warehousing or where it is moving?
And then I guess building on that, do you have the ability to satisfy DTC orders from stores when you’re sold out in a warehouse or when there is shortages in certain locations?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
I will tell you the pooled inventory was really necessitated as a result of systems implementation. But at the end of the day, we think it makes sense for the long-term, not just to satisfy systems applications, but really getting the brand focused on total brands, so we no longer experience the periods where the direct-to-consumer and the front-line business are fighting over the same inventory.

Dave Dyer - Chico’s FAS, Inc. — President, CEO

I mean, a sale that we can get today in direct-to-consumer is better than a sale that we might get at the stores if we pushed the inventory out two weeks from today. So that is why we look at it as one inventory. It is managed by the brands the same as the stores. Many of the brands look at it and plan DTC as their largest store.
And I think that when you look at it that way, it is a very different way of controlling and using your inventory. And this is a process change. A year ago, we had planners in direct-to-consumer and we had inventory that was specific for direct-to-consumer.
All of this is also causing us to have great process change in our distribution centers, and we are rethinking the way that we fill and refill our orders. As you guys know, we have a new warehouse that we are beginning to put automation in, and that has been a big focus, on how we put that automation in and how we use that second facility. And a lot of it has to do with how we react to replenishment inventory in direct-to-consumer.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
It has also forced us to rethink our initial flow to stores. So previously, on initial flow, we would probably hold back 10% to 15% of the units in the distribution center and blow it out to stores. Now, we are increasing that holdback number, and part of the propensity is that there is unprecedented demand in DTC. We can shift that higher level of held-back units over into the DTC channel.

Alex Fuhrman - Piper Jaffray — Analyst
Great. That’s helpful, guys. Thanks a lot and good luck.

Operator
Roxanne Meyer, UBS.

Roxanne Meyer - UBS Securities — Analyst
Great, thanks, and let me add my congratulations to Kent.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Thanks.

Roxanne Meyer - UBS Securities — Analyst
Just a follow-up on questions on gross margin. I know that you said you are still in the middle of planning the back half. But knowing that you guided gross margins to be up slightly for the year, I am just wondering what you are currently embedding as the headwinds as it relates to sourcing in the back half, and how you are thinking about your net increase to AUR to at least partially offset those costs.
And then separately, when you think about your dollar goals, the world was pretty different two years ago, and obviously, these sourcing headwinds were — the whole picture was much different. So what was your original operating margin goal to get to the $1.00, and how you think about what maybe margin you need right now to still potentially get to that $1.00.

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Well, I think the $1.00 share, if we do the math, would be an operating margin goal probably in the low teens, maybe in the 12% to 13% range. I think with your comment with respect to gross margin, knowing that we are just now beginning to commit to some early September deliveries, it is still a little bit of a crap shoot in trying to predict the fall margins.

My sense is it is probably prudent, especially with all the noise that is out there, to perhaps plan IMU flat to slightly down, and really take advantage of being less promotional and less couponing in order to drive margin in the second half.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Roxanne. Next question, please.

Operator
Liz Pierce, Roth Capital Partners.

Liz Pierce - Roth Capital Partners — Analyst
Thanks. I will add my congratulations to everyone, especially to Kent. In terms of the couponing, that is kind of what I was interested in hearing. Is your fiscal 2013 stretch goal, Dave, does that really anticipate that you are going to start migrating away from the couponing? And kind of attached to that, what should we think about in terms of circulation for this year? Thanks.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
I think that when you look at the couponing, it is — the amount of couponing we do is impressive, several hundred millions of dollars. So when you look at that and understand if we could just change the offer slightly, those dollars would fall right to the bottom line.
And so we have been doing a lot of testing with how we can change I guess both the frequency of couponing and the amount of the offer, and still get — which scenario gives us the most profitable sales. So that is what we are looking at. And I think that there is really big, big margin implications to us doing that better and a breakthrough in that area. And I can tell you we have had some pretty decent tests on that. So we will see how it goes through the year.
And there was a second part of that question too, wasn’t there?

Liz Pierce - Roth Capital Partners — Analyst
It was just on circulation for this year.

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Circulation, well, circulation, we hope to have circulation down. As we have seen before, as I have said, certainly with Chico’s brand, we have been able to get increased sales on decreased circulation.
Now when we decrease the circulation, it doesn’t mean that we are saving those marketing dollars. It means that we are adjusting the mix of our marketing dollars, putting more towards new media and perhaps television and less towards print. So I think that, again, that is a very important piece. We have been, I believe, overcirculating for quite some time, based on the results that we can attribute to that circulation. And I think we’ve found breakthroughs in segments of our file where we can circulate less frequently and get the same result.

Liz Pierce - Roth Capital Partners — Analyst
Has the test been in all the brands that you have been doing?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Predominately in Chico’s, but we have tested a little bit in White House|Black Market.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Sorry, Liz. We need to move on. Next question, please, Jackie.

Operator
Michelle Tan, Goldman Sachs.

Michelle Tan - Goldman Sachs — Analyst
Great, thanks. I wanted to follow up a little bit on the gross margin question. I know it was down also in third quarter with some less severe weather issues. And I was wondering if you could help us think about how you guys get comfort with gross margin being up next year. What is dragging it down currently as we look at second half 2010 that is going to change going forward?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Well, I think I may have indicated on the previous question that I think the IMU is planned, depending upon which brand, either flat or down slightly in the second half. I think that there are opportunities in terms of markdowns. I think we might have gotten a tad ahead of ourselves in terms of inventory levels, especially going into both the third and the fourth quarter.
So to me, inventory levels are a lot easier to control than they have been in this business in the past, and so I think that is one of the ways we get there.
But going back to what David referred to on the testing of the coupons, we have seen some remarkable results so far, and so I’m encouraged that there is some opportunity there as well.

Michelle Tan - Goldman Sachs — Analyst
Okay, great. Thanks. Good luck for the year.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Michelle. And Jackie, I think we have time for one more questioner. It is almost 9.30 our time.

Operator
Richard Jaffe, Stifel Nicolaus.

Richard Jaffe - Stifel Nicolaus — Analyst
Thanks very much, guys. Just a quick follow-up on retail prices. And it sounds like the customer has been happy to pay up for the right product. Do you anticipate that trend improving throughout your mix in the fall, and average unit retail increase, should we anticipate a 10% increase or greater than that? How do you guys look at it?

Dave Dyer - Chico’s FAS, Inc. — President, CEO
Well, I think — let’s go back and look at it with the customer first. I think that all people that are sourcing are experiencing similar increases, some more than others. Many people have — are more dependent on cotton than perhaps we are. Many people have already moved out of China a lot swifter than we were — than we have. So maybe we are the last to do it, and we have a little bit more offset, perhaps, than some of our competitors or others in the apparel market may have.
That said, everybody is going to have to be doing something with pricing or markdowns to maintain their profit growth. It is a pressure that is affecting everybody. So we have some price elasticity where we have done really market research and feel that we have been under the market in some categories and have adjusted accordingly.
We have opportunities, again, in the promotional cadence to our business, where we think we have been maybe more promotional than we need to be, based on the fashion and the desirability of the products that we have been producing, certainly in Chico’s, White House and in the fashion parts of Soma.
So we believe there is opportunities. And where we think we can raise the price, we’ve raised the price. And Kent, do you have anything —?

Kent Kleeberger - Chico’s FAS, Inc. — EVP, CFO, COO, CAO
Just to give a little more color, I think it is dangerous to say anything in terms of blanket increases of over X percent. But there is just a couple of facts I want to call out, the first of which is White House. White House had an increase in unit average retail this year. It probably wasn’t as great as it has been in years past, primarily because of the mix of dresses was lower than what it has historically been. But White House has been able to raise price pretty much for the past seven years.
On the other hand, when you take a look at Chico’s, if we were to get back to historic norms, there is still an opportunity to raise price over 10%.

Richard Jaffe - Stifel Nicolaus — Analyst
So the answer is yes. Thank you.

Robert Atkinson - Chico’s FAS, Inc. — VP of IR
Thank you, Richard. First of all, we apologize to those questions we didn’t get to today in the hour or so that we were on the call. As always, I am available for any follow-ups necessary. And thank you to Jackie for hosting the call.
Two calendar items. Chico’s FAS is hosting our third Security Analyst Day on Tuesday, March 1 here at our Fort Myers campus. Details on the webcast of that meeting are contained in today’s earnings release.
Also, sales and earnings for the first quarter of 2011 will be released Wednesday, May 18, 2011, before the market opening that day. The tentative earnings release dates for the remaining quarters of fiscal 2011 are available on our corporate website, ChicosFAS.com on the Event Calendar button, as is a replay of this webcast.
Thank you all for joining us this morning. As always, we appreciate your continuing interest in Chico’s FAS. Jackie?

Operator
Thank you. This concludes today’s teleconference. You may all disconnect your lines at this time. Thank you all for your participation.

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